Exhibit 99.1

news release
FOR IMMEDIATE RELEASE
PEABODY ENERGY, ARCELORMITTAL AND
MACARTHUR BOARD AGREE TO TERMS FOR
RECOMMENDED TAKEOVER OF MACARTHUR COAL
St. Louis, Luxembourg, August 29 — Peabody Energy (NYSE: BTU) and ArcelorMittal (NYSE: MT) today announced that PEAMCoal has agreed to terms with the Macarthur board for a cash takeover of all outstanding shares of Macarthur Coal for A$16.001 per share, valuing the equity in Macarthur at approximately A$4.8 billion. All participating members of the Macarthur Board recommend that Macarthur shareholders accept the new PEAMCoal offer.
“This is a major step forward in our acquisition process,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “We are pleased to have Macarthur, Peabody and ArcelorMittal moving forward together to urge shareholders to accept this attractive premium. We now look forward to completing this transaction in a timely manner.”
Aditya Mittal, CFO and Member of the Group Management Board at ArcelorMittal, said, “Our offer is the only offer before Macarthur shareholders, and we urge them to accept without delay and receive a substantial premium for their investment.”
PEAMCoal and Macarthur have entered into an implementation deed, which is attached to this announcement. The improved offer is subject to limited conditions as set out in section 11.7 of PEAMCoal’s replacement bidder’s statement dated 15 August 2011, including minimum 50.01% acceptances and final regulatory clearance or expiry of the relevant waiting period.

1	Macarthur shareholders on the register on the record date of 2 September 2011 will also be entitled to receive the final dividend in respect of FY2011 of 16 cents per share with no reduction in the A$16.00 per share offer price. The final dividend will be paid to all shareholders of Macarthur on 9 September 2011.

The price to be received by Macarthur shareholders of A$16.00 per share represents a substantial premium of:
•	44% to A$11.08 per share, the closing price on July 11, the day Peabody and ArcelorMittal’s initial approach was disclosed to the market;

•	48% to A$10.82 per share, the one-month volume-weighted average price (VWAP) to July 11;

•	41% to A$11.32 per share, the three-month VWAP to July 11; and

•	33% to A$12.02 per share, the twelve-month VWAP to July 11.
Macarthur shareholders seeking further information regarding the offer should contact PEAMCoal’s Offer Information Line on 1800 992 039 (for callers within Australia) or +61 2 8280 7692 (for callers outside Australia).
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Peabody Energy Forward Looking Statement
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect results include those described in this press release as well as risks detailed in the company’s reports filed with the Securities and Exchange Commission.
ArcelorMittal Forward Looking Statement
This document contains forward-looking information and statements about ArcelorMittal and its subsidiaries. Forward-looking statements may be identified by the words “will,” “believe,” “expect” or similar expressions. Although ArcelorMittal’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors and holders of ArcelorMittal’s securities are cautioned that forward-looking information and statements are subject to numerous risks and uncertainties, many of which are difficult to predict and generally beyond the control of ArcelorMittal, that could cause actual results and developments to differ materially and adversely from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the filings with the Luxembourg Stock Market Authority for the Financial Markets (Commission de Surveillance du Secteur Financier) and the United States Securities and Exchange Commission (the “SEC”) made or to be made by ArcelorMittal, including ArcelorMittal’s Annual Report on Form 20-F for the year ended 31 December, 2010 filed with the SEC. ArcelorMittal undertakes no obligation to publicly update its forward-looking statements, whether as a result of new information, future events or otherwise.
About Macarthur Coal
Macarthur Coal is a leading producer of low-volatile PCI metallurgical coal with production and development assets in the Bowen Basin, Australia, including the Coppabella and Moorvale Joint Venture, Middlemount and Codrilla. It holds total coal reserves of 270 million tonnes and total resources of approximately 2.3 billion tonnes.

About Peabody Energy
Peabody Energy is the world’s largest private-sector coal company and a global leader in clean coal solutions. With 2010 sales of 246 million tons and nearly $7 billion in revenues, Peabody Energy fuels 10% of U.S. power and 2% of worldwide electricity. For more information about Peabody Energy visit: www.peabodyenergy.com. Contact: Vic Svec (+1 314 342-7768)
About ArcelorMittal
ArcelorMittal is the world’s leading integrated steel and mining company, with operations in more than 60 countries. In 2010, ArcelorMittal had revenues of US$78 billion and crude steel production of 90.6 million tonnes, representing approximately 8% of world steel output. ArcelorMittal’s mining operations produced 47 million tonnes of iron ore and 7 million tonnes of metallurgical coal as well in 2010. For more information about ArcelorMittal visit: www.arcelormittal.com. Contact: Giles Read (+44 20 3214 2845)